KENMAR PREFERRED

December 4, 2013

RE: World Monitor Trust III Series J ("WMT-III")

Dear Unitholder,

We are writing to inform you of changes to the underlying manager line-up in WMT-III. WMT-III is a multi-manager fund, rebalanced quarterly, which allocates its assets to commodity trading advisors (each, an "Advisor"). Effective December 1, 2013, WMT-III added The Ellington Global Macro strategy to the portfolio. This short-term strategy combines elements of systematic flow-based, or reactive trading, with a traditional discretionary macro overlay.

Effective December 1, 2013, the assets of WMT-III will be reallocated equally among the five Advisors, as shown below.

CTA Choice Fund	Advisor	Percentage of the Trust's Net Assets
CTA Choice EGLG:	Eagle Global Program	20%
CTA Choice GLAGS:	Global Discretionary Program	20%
CTA Choice ELL:	Ellington Global Macro Program	20%
CTA Choice RDOK:	Red Oak Fundamental Trading Program	20%
CTA Choice SAXN:	Saxon Aggressive Diversified Program	20%

This information amends the disclosure in the Private Placement Memorandum ("PPM"). If any statement in this letter conflicts with a statement in the PPM, the statement in the letter controls. Should you require any further information on the Advisors or WMT-III please refer to the PPM dated August 31, 2013.

KENMAR PREFERRED

Frequently Asked Questions

Q1: Why did you make these changes?

World Monitor Trust III ("WMT-III") is an equally-weighted portfolio that is rebalanced quarterly. The Fund's underlying managers can change from time to time based on our macroeconomic views and the associated risks & opportunities we see in the markets.

The global economic environment remains uncertain as market participants attempt to decipher clues of economic health and the direction of fiscal and monetary policy action. Over the next several months, we believe market prices will be increasingly reactive to these developments, particularly in response to changes in interest rates, causing short-term opportunities for certain tactical trading strategies.

The Ellington Global Macro strategy was added to the portfolio effective December 1, 2013. This short-term strategy combines elements of systematic flow-based or reactive trading, with a traditional discretionary macro overlay. We believe the strategy may be additive to the portfolio given the outlook described above. As has been our practice, the assets of WMT-III will be allocated equally among the five managers.

Q2: Is any action required?

No action is required by the Financial Advisor or client.

Q3: Will these changes have any impact on my tax reporting?

No. These changes will have no impact on your tax reporting.

We appreciate your continued support of WMT-III and Kenmar Preferred. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or Kenmar Preferred's Investor Services Group at (914) 307-4000.

Kind regards,



Marc Goodman & Ken Shewer
Co-founders, Co-Executive Chairmen, Global co-Chief Investment Officers
Kenmar Preferred Investments, L.P.

Investments in commodities/futures, options on them, and managed futures are not appropriate for all investors, as the risk of loss is substantial.

Alternative investments carry specific investor qualifications which can include high income and net-worth requirements as well as relatively high investment minimums. They are complex investment vehicles, which generally have high costs and substantial risks. The high expenses often associated with these investments must be offset by trading profits and other income. They tend to be more volatile than other types of investments and present an increased risk of investment loss. There may also be a lack of transparency as to the underlying assets. Additionally, there may be no secondary market for alternative investment interests and transferability may be limited or even prohibited. Other risks may apply as well, depending on the specific investment product. Please carefully review the Private Placement Memorandum or other offering documents for complete information regarding terms, including all applicable fees, as well as other factors you should consider before investing.

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